EXHIBIT 10.1

To:       Bob Meers

From:     Paul Fireman

Date:     July 14, 1998


     This letter agreement (the "Agreement") will confirm the terms of your employment relationship with Reebok International Ltd. (the "Company" or "Reebok") from the date of this agreement forward. From the date of this Agreement until your employment ends on December 31, 1999 (the "Employment Period"), you will continue to be employed by Reebok under the following terms:

     We have agreed that, effective immediately, you will move into a "special assignments" role, taking on such responsibilities as may be requested by the Chairman and C.E.O. of the Company. Your first assignment will be to drive Sales Operations for the Reebok Brand. You will retain your title as President of the Reebok Brand while in this role. You understand that your title will change as your assignments change during the course of this agreement. You also agree to resign your position as a Director of the Company when a new President of the Reebok Brand is hired, or at such earlier time as requested by me. Future assignments may include, at the Company's option, some or all of the following: assisting the new President of the Reebok Brand and other executives of the Company in transition matters, assistance in relationship-building with key retailers, helping to facilitate the international expansion of the Greg Norman brand, assisting with the rollout of Reebok concept stores, consultation in building of a Reebok Classics brand, work in connection with developing strategic alliances, and such other projects as may be requested by the Chairman and C.E.O. of the Company.

     You will continue to receive your current base salary of $750,000.00 per year and the employee benefits which you currently receive from Reebok throughout the Employment Period. Your salary will not be reviewed or adjusted in March 1999. In addition, you will continue to be eligible to participate in the Management Performance Incentive Plan for 1998, subject to the terms and conditions of such plan, with a target bonus of 100% of your base salary. Your eligibility for incentive compensation under the plan will depend on achievement of the previously-established financial performance targets for the Company and the Reebok Brand, as well as individual performance objectives which will be established for your new "special assignments" role. There will be no bonus eligibility for calendar year 1999. During the Employment Period, you will continue to vest for purposes of the Supplemental Executive Retirement Plan and the Reebok Profit Sharing and Retirement Plan. Your entitlement to the salary continuation, bonus eligibility, vesting and all other benefits discussed in this Agreement, of course, ceases if you voluntarily leave Reebok at any time prior to expiration of the Employment Period.

     Assuming you do not voluntarily leave the Company, you will continue the normal vesting of your stock options throughout the Employment Period as specified in your stock option grant certificates, as well as the Company's 1985 Stock Option Plan (for options granted prior to 1994) and its 1994 Equity Incentive Plan (collectively, the "Plan Documents"). Assuming continued employment through December 31, 1999, a summary of your options which will have vested by that date appears on Schedule 1. Any unvested stock options held by you will automatically be canceled on your last day of employment. The time frame for exercising any vested options will be governed by the terms of your applicable stock option grant certificates and the Plan Documents, including the provisions on retirement, which provide a period of three years following termination of employment for exercise of previously vested options. Notwithstanding the foregoing, please note that if the Company terminates your employment for "cause" (as defined below), you will have only a 90 day period following the date of your separation in which to exercise your vested shares, any unvested stock options held by you will automatically be canceled as of that termination date, and the Company shall have no further obligations to you pursuant to this Agreement.

     For purposes of this Agreement, "cause" shall mean the following: (1) your conviction of a felony or of a misdemeanor involving moral turpitude which has a material adverse effect on Reebok or your ability to perform your obligations hereunder; (2) any conduct on your part amounting to fraud or gross misconduct;
(3) violation of your non-competition or confidentiality obligations set forth in your Non-Competition and Employee Agreements (attached as Schedule 2 to this letter); or (4) your repeated failure (after notice) to act in good faith in the performance of your obligations hereunder.

     Your last day of employment will be considered your separation date ("Separation Date"). The only circumstance in which your Separation Date will be different than December 31, 1999 will be in the event of termination for cause, as discussed above. You will be eligible on the Separation Date for continuation of health benefits under the federal law known as COBRA. You will receive detailed information about COBRA, and how to elect coverage, on or about the Separation Date. If you elect COBRA, your qualifying start date will be the Separation Date. Your existing life, AD&D and supplemental life insurance will remain in effect for 30 days from the Separation Date. During that period you may elect to convert such insurance to an individual policy. You agree that, with the exception of the foregoing, your participation in all other Company benefit programs will terminate on the Separation Date. You acknowledge that, by signing this agreement, you will waive your rights to any severance, or other severance-related compensation or benefits, except as expressly set forth in this Agreement.

     You agree that you will comply with the obligations set forth in your Reebok Employee Agreement and the Non-Competition Agreement, and that after the Separation Date, you will comply with the post-termination obligations of both agreements. Furthermore, you agree, as a condition of this Agreement, not to discuss with any third party, other than prospective employers, your attorney or other advisor or family members, anything related to your employment by the Company, the termination of that employment or the terms of this Agreement. You also agree that you will not disparage the Company or any of its employees, products, policies, decisions, advertising, marketing or other programs. You agree that the obligations described in this paragraph will survive the termination of this Agreement.

     Reebok wants to be certain that the payment and provision of the compensation and benefits set forth in this Agreement will resolve any and all dissatisfactions that you might have and, in that regard, requests that you carefully consider the following Release of All Claims. The provision of these financial and other benefits is conditioned upon your signing this Agreement, which includes the following Release of All Claims.

     RELEASE OF ALL CLAIMS

     THIS AGREEMENT SHALL BE IN COMPLETE AND FINAL SETTLEMENT OF, AND RELEASES THE COMPANY AND ALL THOSE CONNECTED WITH IT FROM ANY AND ALL CAUSES OF ACTION, CLAIMS, DEMANDS OR LIABILITIES (WHETHER OR NOT CURRENTLY KNOWN OR SUSPECTED TO EXIST BY YOU) THAT YOU HAVE HAD, NOW HAVE OR MAY NOW HAVE, IN ANY WAY RELATED TO YOUR EMPLOYMENT, EVENTS OR ACTIONS OCCURRING DURING THE COURSE OF YOUR EMPLOYMENT, AND THE TERMINATION OF YOUR EMPLOYMENT, OR PURSUANT TO ANY FEDERAL, STATE OR LOCAL LAW OR REGULATION (INCLUDING WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS BENEFIT PROTECTION ACT). YOU ALSO AGREE THAT YOU WILL NEVER INSTITUTE ANY CLAIM, SUIT OR ACTION AGAINST THE COMPANY OR THOSE CONNECTED WITH IT IN ANY COURT OR BEFORE ANY REGULATORY BODY OR AGENCY WHICH IN ANY WAY RELATES TO YOUR EMPLOYMENT OR THE TERMINATION OF YOUR EMPLOYMENT. IF YOU VIOLATE THIS PROVISION BY SUING REEBOK OR THOSE CONNECTED WITH IT, OR BY OTHERWISE CHALLENGING THIS RELEASE OF ALL CLAIMS, YOU AGREE TO REFUND TO REEBOK ALL AMOUNTS PAID HEREUNDER, AND TO PAY ALL COSTS AND EXPENSES INCURRED BY REEBOK OR SUCH RELATED PARTY IN DEFENDING SUCH CLAIM, ACTION OR SUIT, INCLUDING REASONABLE ATTORNEYS' FEES.

     You agree to sign a similar release of all claims effective as of the Separation Date.

     This Agreement, with its attachments, will constitute the entire agreement between you and the Company with respect to all matters discussed in this Agreement, and will supersede any and all prior agreements (whether oral or written) between you and the Company with respect to matters relating to your employment by the Company, the termination of your employment, or any other matters covered in this Agreement, except for the Employee Agreement and the Non-Competition Agreement attached as SCHEDULE 2. You acknowledge that the May 29, 1997 Change of Control Agreement between you and the Company has been superseded by this Agreement and is of no further force or effect.

     Your employment and this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, U.S.A. Any dispute or claim arising out of your employment during the Employment Period shall be submitted to the exclusive jurisdiction of the state courts in the Commonwealth of Massachusetts or of the U.S. District Court for the District of Massachusetts, and you hereby consent to such exclusive jurisdiction. You further agree not to challenge the enforcement in any jurisdiction of any relief obtained in such courts.

     You acknowledge that you have been advised by Reebok to seek the advice of an attorney before signing this Agreement, afforded sufficient time to do so, and that you fully understand the terms of this Agreement. Your signature below also certifies that your agreement is made voluntarily, knowingly and without duress, and that neither Reebok nor its agents have made any statements or representations inconsistent with the written provisions of this Agreement. Should any provision of this Agreement be determined by any court or other body to be illegal or invalid, the validity of the remaining provisions shall not be affected thereby.

     You have up to twenty-one (21) days to consider and accept the terms of this Agreement. You will also have seven (7) days after signing this Agreement to revoke your acceptance of its terms by delivering notice of the same in writing to the attention of the General Counsel at Reebok. To be effective, such notice must be hand delivered, or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to General Counsel, Reebok International Ltd., Legal Department, 100 Technology Center Drive, Stoughton, MA 02072. If the Agreement is not so revoked, its terms will become fully effective and binding on the eighth day following your execution of the Agreement.


ROBERT MEERS                  REEBOK INTERNATIONAL LTD.

/s/ ROBERT MEERS              /s/ PAUL FIREMAN
Signature                     Signature

Robert Meers                  Paul Fireman
Print Name                    Print Name

July 15, 1998                 August 17, 1998
Date                          Date

                          SCHEDULE 1


     OPTIONS WHICH WILL HAVE VESTED AS OF DECEMBER 31, 1999
                (assuming continued employment)



Option Grant Date     Number of            Option Exercise Price
                      Shares Exercisable   Per Share


12/05/89              20,000               $21.71

12/05/89              10,000               $21.28

12/14/90              50,000               $12.75

12/10/91              75,000               $27.125

12/15/93              25,000               $28.875

3/07/95               32,000               $35.375

10/18/95              80,000               $34.375

2/15/96               60,000               $26.875

7/26/96               150,000              $31.25

1/08/97                35,000              $41.00